U.S. AGGREGATES, INC. REPORTS PRELIMINARY FOURTH QUARTER AND
                             FULL YEAR 2000 RESULTS

               Restates Earnings for First Three Quarters of 2000

              Reaches Interim Agreement with Senior Secured Lenders

                        Delays Filing Form 10-K for 2000

             Sells Certain Construction Materials Operations in Utah


San Mateo, CA., April 3, 2001 - U.S. Aggregates, Inc. (NYSE: AGA) today reported preliminary financial results for the fourth quarter and twelve months ended December 31, 2000.

The Company reported fourth quarter sales of $60.7 million and a net loss before extraordinary items of approximately $16.5 million, or $1.11 per diluted share. The loss results from a number of factors, including, but not limited to, the negative impact of rising fuel costs and a decline in sales volumes, a write down of assets held for sale of approximately $8.4 million, or $0.37 per diluted share, and a restructuring charge of $2.2 million, or $0.10 per diluted share for closing certain of its operations in Nevada and Eastern Idaho. The write down of assets held for sale includes a write down of $6.4 million for the sale of certain construction materials operations in Utah as discussed below.

The Company will restate its earnings for the first three quarters of 2000. For the first quarter, the Company will restate its net loss of $2.6 million, or $0.17 per diluted share, to a net loss of $5.1 million, or $0.34 per diluted share. For the second quarter, the Company will restate its net income of $6.8 million, or $0.45 per diluted share, to net income of $3.1 million, or $0.20 per diluted share. For the third quarter, the Company will restate its net income of $5.5 million, or $0.36 per diluted share, to net income of $1.7 million, or $0.11 per diluted share. The restatement relates primarily to the reclassification of certain capitalized items to operating expenses, the recognition of certain additional operating expenses, and the establishment of a reserve for self-insurance claims.

Sales for the twelve months ended December 31, 2000, were $291.7 million. The net loss before extraordinary items for the twelve months ended December 31, 2000, totaled approximately $16.8 million, or $1.13 per diluted share.

For the 1999 fourth quarter and full year, the Company reported sales of $80.0 million and $308.6 million, respectively, and net income before extraordinary item of $3.0 million, or $0.20 per diluted share, and $14.2 million, or $1.16 per diluted share, respectively.

Reported sales for 2000 and 1999 include the effect of adopting EITF 00-10, which requires that amounts billed to customers related to shipping and handling be classified as revenue and that the related costs be included in costs of goods sold.

Reaches Interim Agreement with Senior Secured Lenders

As a result of the fiscal year 2000 financial performance, the Company is in default of certain financial covenants required by the terms of the senior secured credit facility ("Credit Facility") and the subordinate debt agreement. The Company has reached an agreement with its senior secured lenders ("Senior Lenders") to waive all defaults under its Credit Facility through April 13, 2001. The Company is in discussions with its Senior Lenders and subordinated debt holder to reach a longer-term solution.

Delays Filing Form 10-K for 2000

The Company intends to file the Annual Report on Form 10-K for the year ended December 31, 2000 and to amend its Form 10-Q filings for the fiscal quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, on or before April 15, 2001. Immediately after filing the 2000 Form 10-K, U.S. Aggregates expects to schedule a conference call to discuss fourth quarter and 2000 year-end results.

Sells Certain  Construction  Materials  Operations in Utah

The Company announced that it has sold certain of its construction materials operations in Northern Utah to Oldcastle Materials, Inc., a subsidiary of CRH plc (NasdaqNM: CRHCY), one of the largest producers of aggregates and ready mix in the United States. The operations sold represent less than 15% of the Company's 2000 revenues.

Founded in 1994, U.S. Aggregates, Inc. ("USAI ") is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two fast growing regions of the U.S., the Mountain states and the Southeast.

Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete acquisitions and effective integration of acquired companies operations; successful implementation of strategic business alternatives; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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